SHARE PURCHASE AGREEMENT

by and among,

Energea do Brasil Participacoes S.A.

as Buyer, and

Energea Portfolio 2 LLC

as Seller,

and, also,

ENERGEA SALINAS GERACAO S.A.

ENERGEA PEDRINOPOLIS LTDA

as Intervening-Consenting Parties

Dated as of April 19th, 2021

TABLE OF CONTENTS

ARTICLE 1 - Definitions. 8

1.1. Defined Terms. 8

1.2. Rules of Interpretation. 16

1.3. Term Counting. 17

ARTICLE 2 - Purchase and Sale. 17

2.1. Purchase and Sale. 17

2.1.1. Purchase Price. 17

ARTICLE 3 - CONDITIONS PRECEDENT TO THE CLOSING 19

3.1. Conditions Precedent of the Parties. 19

3.2. Conditions Precedent of Seller. 19

3.3. Conditions Precedent of Buyer. 20

ARTICLE 5 - CLOSING. 21

5.1. Closing and Closing Date. 21

5.2. Closing Deliverables. 21

ARTICLE 6 - Representations and warranties 22

6.1.1. Incorporation and Good Standing. 22

6.1.2. Binding and Valid Obligation. 23

6.1.3. Title to the Company's Interest: 23

6.1.4. Authority. 23

6.1.5. Litigation. 24

6.1.6. No Conflict. 24

6.1.7. Business. 24

6.1.8. Assets. 24

6.1.9. Solvency. 24

6.1.10. Absence of Changes. 25

6.1.11. Absence of Liabilities. 25

6.1.12. Tax Matters. 25

6.1.13. Compliance with Laws. 26

6.1.14. Permits. 26

6.1.15. Regulatory. 26

6.1.16. Compliance. 26

6.1.17. Environmental Compliance. 27

6.1.18. Contracts. 28

6.1.19. Real Property. 28

6.1.20. Intellectual Property. 29

6.1.21. Claims. 29

6.1.22. Employees and Labor Aspects. 29

6.1.23. Disclosure. 30

6.2. Buyer's Representations and Warranties. 30

6.2.2. Binding and Valid Obligation. 30

6.2.3. Authority. 30

6.2.4. Brokers. 30

ARTICLE 7 - Covenants and Agreements 31

7.1. Confidentiality. 31

7.2. Expenses. 32

7.3. Notice of Certain Events. 32

7.4. Access to Information by Buyer. 33

ARTICLE 8 - Termination.. 33

8.1. Termination by Seller. 33

8.2. Termination by. 33

8.2.1. Intentionally Deleted. 33

8.3. Effect of Termination. 33

ARTICLE 9 - Indemnification. 33

9.1. Obligation of Seller to Indemnify. 34

9.2. Obligation of Buyer to Indemnify. 34

9.3. Direct Claim. 34

9.4. Third-Party Claim. 35

9.5. Payment of Indemnification. 36

9.6. Limitation on Liability.. 37

9.7. Late Payment. 37

ARTICLE 10 - Miscellaneous. 37

10.1. Dispute. 37

10.2. Enforcement; Specific Performance.. 39

10.3. Notices. 39

10.4. Entire Agreement.. 40

10.5. Business Autonomy. 40

10.6. Waivers and Amendments.. 40

10.7. Governing Law. 40

10.8. Binding Effect; Assignment. 40

10.9. Severability of Provisions. . 40

10.10. Counterparts.. 41

EXHIBITS

EXHIBIT A-1 - PEDRINOPOLIS' OPERATIONAL AGREEMENTS/SALINAS' OPERATIONAL AGREEMENTS

EXHIBIT A - PEDRINOPOLIS SITE/SALINAS SITE

EXHIBIT B - PERMITS, LICENSES AND APPROVALS

EXHIBIT C - POAs TO BUYER (to allow the day-to-day management of the Companiesby Buyer)

EXHIBIT D - BANK ACCOUNT OF THE PARTIES

EXHIBIT E - EQUIPMENT/MAJOR SYSTEM COMPONENTS

EHXIBIT F - PEAKWATT'S METHODOLOGY

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement ("Agreement") is entered into as of [_] ("Effective Date") by and among:

Energea do Brasil Participacoes S.A., a Company duly incorporated under the laws of Brazil, enrolled with the National Taxpayers' Registry under No. 35.611.314/0001-05, with headquarters at Av. Graca Aranha, No. 81, office 81B, in the City and State of Rio de Janeiro, ZIP Code 20.030-002 ("Energea Participacoes" or "Buyer");

And

Energea Portfolio 2 LLC, a Delaware limited liability Company ("Seller");

and, as intervening-consenting party,

ENERGEA SALINAS GERACAO S.A., a corporation duly incorporated under the laws of Brazil, enrolled with the National Taxpayers' Registry under No. 34.313.777/0001-28, with its headquarters located at Rua Nucleo Rural, S/N, Sitio Boa Esperaca, Setor B, 36.148-000, in the City of Pedro Teixeira and State of Minas Gerais ("Salinas"),

ENERGEA PEDRINOPOLIS LTDA., a limited liability company duly incorporated under the laws of Brazil, enrolled with the National Taxpayers' Registry under No. 40.500.782/0001-42, with its headquarters located at Fazenda Creoulos, S/N, 38.178-000, in the City of Pedrinopolis and State of Minas Gerais ("Pedrinopolis"),

(Salinas and Pedrinopolis are jointly hereinafter referred to as "Companies" and, individually, as "Company".

(Buyer and Seller are jointly hereinafter referred to as "Parties" and, individually, as "Party");

Recitals

WHEREAS, Seller is the sole owner of 100% of the outstanding shares and quotas representing the capital of the Companies;

WHEREAS, Salinas executed the agreements listed in Exhibit A-1 ("Salinas' Operational Agreements") in order to develop, rent and operate a photovoltaic power plant for the generation of electricity through the remote distributed generation model, as provided to ANEEL regulations 482/2012 and 687/2015. The power plant is to be located at the Salinas Site ("Salinas Project");

WHEREAS, Pedrinopolis executed the agreements listed in Exhibit A-1 ("Pedrinopolis' Operational Agreements") in order to develop, rent and operate a photovoltaic power plant for the generation of electricity through the remote distributed generation model, as provided to ANEEL regulations 482/2012 and 687/2015. The power plant is to be located at the Pedrinopolis Site ("Pedrinopolis Project" and, together with the Salinas Project, the "Projects");

WHEREAS on the date the Companies executed the Operational Agreements and structured the Projects, Seller was the majority shareholder of the Companies and, therefore, Seller - directly or via its Affiliates - was responsible for obtaining the necessary licenses for the execution of the Project;

WHEREAS, Seller agrees to sell the Companies to Buyer and Buyer agrees to buy the Companies and the Projects from Seller ("Transaction"),

NOW, THEREFORE, the Parties resolve to execute this Agreement, which shall be governed by the following mutually agreed terms and conditions:

ARTICLE 1 - Definitions

1.1. Defined Terms. For all purposes of this Agreement, the following terms shall have the respective meanings ascribed to them:

"Affiliate" means with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, the term "control", including its correlative terms means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person, provided that (i) any investment fund or investment vehicle that is managed under a discretionary basis by an investment manager shall be an Affiliate of such manager and of any other fund or investment vehicle managed under discretionary basis by the same manager; (ii) an Affiliate of an individual shall include the relatives up to second degree (ascendants, descendants or siblings) and spouse and its relatives up to second degree (ascendants, descendants and siblings), heirs and successors of any kind of such individual.

"Agreement" shall have the meaning ascribed to such term in the Preamble.

"ANEEL" means the Brazilian National Electric Energy Agency (Agencia Nacional de Energia Eletrica - ANEEL).

"Anti-Corruption Laws" means any applicable Law enacted, adopted, promulgated, or validly and lawfully applied by any Governmental Body designed to prevent bribery, corruption, or the provision of money or anything of value, directly or indirectly, to a prohibited recipient, to obtain or retain an improper advantage, including Brazilian Criminal Code (Law-Decree No. 2,848/40, as amended), the Administrative Misconduct Law (Law No. 8,429/1992), the Money Laundering Law (Law No. 9,613/98), the Public Tender Law (Law No. 8,666/1993), the Law No. 12,846/2013, the Decree No. 8,420/2015, the Law No. 9,504/1997 and the Law No. 12,813/2013, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and equivalent applicable anti-bribery and anti-corruption Laws of other countries, as applicable.

"Arbitral Tribunal" shall have the meaning ascribed to such term in Section 10.1.3.

"Arbitration Request" shall have the meaning ascribed to such term in Section 10.1.3.

"Assets" means all assets and rights related to the Company, including all permits and contracts in force as of the Closing Date.

"Base Net Indebtedness" shall be equal to zero.

"Books and Records" means the Share Transfer Registry Book, Share Registry Book, other existing corporate books (if any), accounting and Tax books, ledgers, files, reports, contracts, employee personnel files and records, financial records, compliance records (including those prepared for or filed with regulators), plans and operating records (in whatever form maintained), Tax Statements (including work papers), Tax records and all other records, related to the Company, as applicable, and any other original legal, administrative, banking, contractual, accounting, business and technical documentation of the Company, in the possession or control of Seller or the respective Companiesor their respective Affiliates, as the case may be, whether stored in hardcopy form or on electronic, magnetic, optical or other media.

"Brazilian Civil Code" means the Brazilian Federal Law No. 10,406/2002.

"Brazilian Code of Civil Procedure" means the Brazilian Federal Law No. 13,105/2015.

"Brazilian GAAP" means the generally accepted accounting principles in Brazil under applicable Law and the accounting standards issued by Committee of Accounting Pronouncements (Comite de Pronunciamentos Contabeis - CPC).

"Business Day" means any day other than a Saturday, a Sunday or a day on which financial institutions in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil are authorized or obligated by Law or executive order to close.

"Buyer" shall have the meaning ascribed to such term in the Preamble.

"Buyer Indemnified Parties" shall have the meaning ascribed to such term in Section 9.1.

"CCEE" means the Energy Trading Chamber (Camara de Comercializacao de Energia Eletrica).

"Chamber" shall have the meaning ascribed to such term in Section 10.1.2.

"Claim" means any action, cause of action, claim (including cross-claim or counterclaim), charge, complaint, suit, hearing, proceeding, mediation, summon, infraction notice, arbitration, demand, audit, assessment, inquiry or investigation (whether civil, criminal, administrative, judicial, investigative or appellate, whether formal or informal, whether public or private, whether filed or threatened to be filed).

"Claimant" shall have the meaning ascribed to such term in Section 10.1.3.

"Closing" shall have the meaning ascribed to such term in Section 5.1.

"Closing Date" shall have the meaning ascribed to such term in Section 5.1.

"Company" shall have the meaning ascribed to such term in the Preamble.

"Condemnation" means any taking of the Real Property in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or by reason of any agreement with any condemn or in settlement of or under threat of any such condemnation or other eminent domain proceedings or by any other means, or any de facto condemnation or any temporary condemnation or confiscation of the use or occupancy of the Real Property by any Governmental Bodies, civil or military, whether pursuant to an agreement with such Governmental Bodies in settlement of or under threat of any such requisition or confiscation, or otherwise.

"Condition Precedent" means, individually or combined amongst them, the Conditions Precedent of the Parties, the Conditions Precedent of the Seller and the Conditions Precedent of the Buyer.

"Condition Precedent of the Buyer" shall have the meaning ascribed to such term in Section 3.3.

"Condition Precedent of the Parties" shall have the meaning ascribed to such term in Section 3.1.

"Condition Precedent of the Seller" shall have the meaning ascribed to such term in Section 3.2.

"Confidential Information" shall have the meaning ascribed to such term in Section 7.1.

"Contract" means any contract, agreement, lease, license, option, offer, guaranty, right-of-way, evidence of indebtedness, mortgage, indenture, security agreement, performance or payment bond, purchase order, promissory note, letter of credit, hedging agreements, undertaking or any other legally binding arrangement (whether in writing, electronic format (including e-mails) or oral, together with modifications and amendments thereto) creating or promising to create any obligation or liability.

"Credit Support Agreements" means guaranties, performance bonds, performance guaranties, indemnities, keep-wells, sureties, bankers' acceptances, letters of credit, agreements to assume Liabilities, other security, credit support or financial assurances and any other Contract or arrangement pursuant to which any Person is or may be directly or indirectly liable or responsible for the Liabilities, or the maintenance of a financial position, of any other Person, including by the posting (or potential forfeiture) of any collateral, security or bond.

"Dispute" shall have the meaning ascribed to such term in Section 10.1.1.

"Direct Claim" shall have the meaning ascribed to such term in Section 9.3.

"Effective Date" shall have the meaning ascribed to such term in the Preamble.

"Environmental Laws" shall have the meaning ascribed to such term in Section 6.1.17(a).

"Energea Participacoes" shall have the meaning ascribed to such term in the Recitals.

"EPC Agreement" means the Engineering, Procurement and Construction Agreement to be executed by the Companiesand a third-party contractor within the scope of the Project.

"Equipment" means the Equipment of the Project and all its components, including, but not limited to, the Major System Components described in Exhibit E, whether they are integral parts, ancillary or necessary for its operation, according to the standard of safety and quality established by the regulations and customs of the renewable energy industry, to be supplied, transported and installed on the Site of the Project.

"Purchase Price" shall have the meaning ascribed to such term in Section..2.2.1

"Final Peakwatt Report" shall have the meaning ascribed to such term in Section 2.6.2.

"Government Official" means (i) an officer or employee of a Governmental Body agency, ministry, or instrumentality, (ii) an officer or employee of a government-owned or controlled entity, (iii) an officer or employee of a public international organization, or (iv) a political party official or candidate for political office.

"Governmental Body" means any judicial, legislative or executive (federal, state or local) authority or any subdivision, agency, division, department, judge, court, arbitration, commission, board, office, administrative agency or other relevant governmental, administrative or regulatory authority, in Brazil, including CVM, CADE, ANEEL and any entities of direct, indirect or foundational administration of the Federal Government, States, Federal District, Municipalities, Territory, any person controlled, directly or indirectly, by the Brazilian government, state bodies and agencies and entities in exercise of governmental function (such as CCEE and ONS). The definition of Governmental Body shall comprehend those of foreign countries specifically for the definitions of Anti-Corruption Laws, Sanctioned Person, Sanctioned Territory, and Sanctions Laws.

"Hazardous Substances" means any substance that contains organic or inorganic elements or compounds which may, owing to their inherent physical, chemical or toxicological characteristics, have a detrimental impact on health or the environment, including petroleum and its byproducts, gases derived from petroleum, sub-products and other hydrocarbons, and any and all substances containing any constituting elements that present any of the characteristics above, including any and all substances regulated according to Environmental Laws.

"Indebtedness" means, in relation to a Person, without double counting, any (i) indebtedness for borrowed money, (ii) amounts owing for any conditional sale, or other title retention Contract, or for the deferred purchase price for the purchase of any asset, (iii) indebtedness evidenced by any bond, debenture, note, mortgage, fiduciary assignment, indenture or other debt instrument or debt security, (iv) accounts payable to trade creditors and other accrued expenses, in each case not arising in the ordinary course, (v) any obligations with respect to a lease which are required by the Brazilian GAAP to be recorded on the balance sheet of the applicable Person, (vi) amounts owing under any factoring, reverse factoring, or similar facility or arrangement, whether or not on the balance sheet of the applicable Person, (vii) Liabilities secured by any Liens, (viii) commitments or Liabilities under Credit Support Agreements, (ix) all Liabilities, contingent or otherwise, as an account party in respect of letters of credit, standby letters of credit, performance bonds and letters of guarantee, (x) all cash overdrafts and payments in process, (xi) all obligations, contingent or otherwise, in respect of bankers' acceptances, (xii) Liabilities relating to or arising out of any interest rate swap, forward contract or other hedging or derivative arrangement, (xiii) refundable grants from any Governmental Body, (xiv) guarantees or keep-wells with respect to any liability, indebtedness or obligation of a type described in clauses (i) through (xiii), (xv) any prepayment, breakage, make-whole or other similar fees, expenses or penalties on or relating to the repayment or assumption of any of the foregoing, (xvi) accounts payable, outstanding debt or obligation (including the Outstanding Obligations) or any other Liability, whether or not accounted for in the financial statements of the Company, and (xvii) any accrued interest on any of the foregoing.

"Indemnified Claim" shall have the meaning ascribed to such term in Section 9.5.1.

"Indemnified Party" shall have the meaning ascribed to such term in Section 9.3.

"Indemnifying Party" shall have the meaning ascribed to such term in Section 9.3.

"Intellectual Property" means, with respect to a Person, all intellectual property, whether arising under statute or common law, including patents, patent applications, copyrights, copyright applications, trade secrets, know-how, trademarks and service marks, trademark and service mark applications, trade names, software and internet domain names owned or filed by such Person.

"Interest" means (i) any and all shares or other equity interests of the Companies, (ii) any shareholder loans or other debt interests of the Companies held by or issuable to the applicable shareholder, and (iii) any and all interests, directly or indirectly, convertible into or exchangeable for shares or other equity interests of the Companies and any and all options, warrants, and other rights to purchase or otherwise, directly or indirectly, acquire from the Companies, shares, quotas or other equity interests of the Companiesor debt interests described in item (ii) above, or securities convertible into or exchangeable for shares, quotas or other equity interests of the Companies or debt interests described in item (ii) above, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

"Interim Period" shall have the meaning ascribed to such term in Section 7.3.

"IPCA" means the Indice de Precos ao Consumidor Amplo published by the Instituto Brasileiro de Geografia e Estatistica - IBGE.

"ITBI" means the Real Property Transfer Tax (Imposto de Transicao de Bens Imoveis - ITBI).

"Knowledge" means the actual knowledge of any individuals of the management, employees and third parties contracted by the relevant Person or its Affiliates, and the knowledge that such individuals would reasonably be expected to have by virtue of their position, duties or responsibilities according to standards of applicable Laws.

"Laws" means any federal, regional, state, municipal, local law, statute, treaty, rule, regulation, decree, ordinance, policy, code, directive, instruction, resolution, treaty, corrective, Order, binding administrative or judicial interpretation thereof, provisionary measure (medida provisoria), statutory guidance made thereunder or any other order issued by a Governmental Body in Brazil.

"Liabilities" means all Indebtedness and other obligations or liabilities, including costs, expenses, damages, Losses, commitments and obligations of any kind or nature, other obligations and other liabilities of a Person (whether known, asserted, liquidated, absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), including any liability for Taxes, including any liability that would be required to be reflected or reserved against in a balance sheet of the Company, prepared in accordance with the Brazilian GAAP.

"Liens" means any mortgage, attachment, or any other type of judicial or administrative restriction, pledge, third party right, security interest, lien, charge, burden, fiduciary assignment or title retention, encumbrance, seizure, lease, sublease, licensing, enrollment, occupancy agreement (usufruto), easement (servidao), covenant, condition, adverse possession, voting agreement, interest, option, preemptive right, right of first offer, right of first refusal, tag-along right, drag-along obligation, preferred right to negotiate or acquire, other constrictions or restrictions of any nature, including restrictions on transfer and liens created as a result of contractual provisions or decisions rendered by a Governmental Body.

"Losses" means any and all losses, costs, charges, expenses, obligations, Liabilities, payments, damages, Claims or deficiencies (including interest, fines and penalties, attorneys', consultants' and accountants' fees and expenses incurred in the investigation or defense of any of the foregoing or in asserting, preserving or enforcing any of the rights with respect thereto), including incidental damages, contingent liabilities, loss of opportunity, moral damage (danos morais), loss of profits (lucros cessantes), injury to image, institutional damage whether or not informed or disclosed to Buyer.

"Material Adverse Effect" means any change, effect, event, circumstance or other matter or condition (whether considered individually or in the aggregate with other changes, effects, events, circumstances or other matters or conditions) that (i) has or is reasonably expected to have a material adverse effect on (a) the business, operations, results of operations, assets, properties, liabilities or financial condition of the Companiestaken as a whole, (b) the ability of the Buyer to utilize the assets and operate the business of the Companiesimmediately after the Closing in substantially the same way as the assets were utilized and the business was operated by the Seller immediately preceding the Closing, or (c) the ability of any of the Seller or the Companiesto consummate timely the transactions contemplated by this Agreement; or (ii) may cause or is reasonably expected to cause a Loss to the Companiesin an amount equal or higher than R$ 1,000,000.00 (one million of Reais).

"Net Indebtedness" means the positive or negative amount equivalent to the Indebtedness of the Companiesminus cash and cash equivalents of the Company, on a consolidated basis.

"Notice of Direct Claim" shall have the meaning ascribed to such term in Section 9.3.1.

"Notice of Third-Party Claim" shall have the meaning ascribed to such term in Section 9.4.1.

"ONS" means the Brazilian National System Operator (Operador Nacional do Sistema).

"Order" means any order, decree or law, as well as any award, decision, injunction, warrant, subpoena, court decision, settlement or judgment, on the administrative, judicial or arbitral level, delivered, recorded, dispatched or issued by any Governmental Body.

"Party" or "Parties" shall have the meaning ascribed to such term in the Preamble.

"Peakwatt Report" shall have the meaning ascribed to such term in Section 2.6.

"Pedrinopolis" shall have the meaning ascribed to such term in the Preamble.

"Pedrinopolis' Operational Agreements" shall have the meaning ascribed to such term in Exhibit A-1.

"Pedrinopolis Project" shall have the meaning ascribed to such term in the Recitals.

"Pedrinopolis Site" shall have the meaning ascribed to such term in Exhibit A.

"Permits" shall have the meaning ascribed to such term in Section 6.1.14.

"Person" means any individual, corporation (including any non-profit corporation), partnership, limited liability Companiesor partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, investment fund or club, Governmental Body or other entity of any kind, and shall include any successor (by merger or otherwise) thereof.

"Projects" shall have the meaning ascribed to such term in the Recitals.

"Project's Lease" shall have the meaning ascribed to such term in Section 6.1.19(a).

"Properties" means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated) of the relevant Person.

"Purchase Price" shall have the meaning ascribed to such term in Section 2.2.

"R$" or "Reais" means the lawful currency of Brazil.

"Real Property" means the Pedrinopolis Site and Salinas Site, in Exhibit A.

"Regulation" shall have the meaning ascribed to such term in Section 10.1.2.

"Related Party" means (i) the Companiesor the Seller, (ii) any Affiliate of Seller or Buyer, (iii) any director or officer of the Buyer, the Companiesor the Seller, or (iv) any family member up to 3rd level of any of the foregoing that are individuals.

"Representative" means, as to any Person, its officers, directors, employees, partners, members, shareholders, counsel, accountants, financial advisors, agents, engineers and consultants.

"Salinas" shall have the meaning ascribed to such term in the Preamble.

"Salinas' Operational Agreements" shall have the meaning ascribed to such term in Exhibit A-1.

"Salinas Project" shall have the meaning ascribed to such term in the Recitals.

"Salinas Site" shall have the meaning ascribed to such term in Exhibit A.

"Sanctioned Person" means a Person that is, or that is owned or controlled by a Person that is: (i) located in, incorporated or organized under the Laws of, a resident of, or Governmental Body of, any Sanctioned Territory; (ii) subject to sanctions or trade control restrictions under lists maintained by Brazil, the United States, the United Nations, the European Union, the United Kingdom or other countries, including the EU's "Consolidated list of persons, groups and entities subject to EU financial sanctions", OFAC's list of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders list, sanctioned parties under the U.S. State Department's Nonproliferation Sanctions programs, Denied Parties, Debarred Parties, the U.S. Entities Lists, and equivalent lists of restricted or prohibited parties maintained under applicable Laws of other countries; or (iii) otherwise a target of Sanctions Laws.

"Sanctioned Territory" means any country or territory subject to economic sanctions or trade restrictions of Brazil, the United States, the United Kingdom, the European Union or the United Nations that generally prohibit or restrict all dealings with such country (which may include Cuba, the Crimea Region of Ukraine, Iran, North Korea, Sudan and Syria).

"Sanctions Laws" means the economic sanctions Laws enacted or enforced by Brazil, OFAC, the U.S. Department of State, any other U.S. Governmental Body, the United Nations Security Council, any United Nations Security Council Sanctions Committee, the European Union, Her Majesty's Treasury of the United Kingdom and any other Governmental Body which manages economic or financial sanctions applicable to Seller or any Company.

"Seller" shall have the meaning ascribed to such term in the Preamble.

"Seller Indemnified Parties" shall have the meaning ascribed to such term in Section 9.2.

"Specialized Auditor" shall have the meaning ascribed to such term in the Section 2.8.1.

"Tax" and "Taxes" means any and all federal, state or municipal taxes, social contributions, social security contributions, charges, energy charges (encargos setoriais), fees, duties, customs, levies or other assessments, including any related interest, liabilities, fines or penalties, imposed by any Governmental Body, including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts; and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, exercise, stamp, occupation, premium, windfall profits, transfer and gain taxes, and customs duties.

"Tax Returns" means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements or other documents supplied or required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

"Taxing Authority" means, with respect to any Tax, the Governmental Body that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Body.

"Third-Party Claim" shall have the meaning ascribed to such term in Section 9.4.

"Transaction" shall have the meaning ascribed to such term in the Recitals.

1.2. Rules of Interpretation.

All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words "include", "includes" and "including" do not limit the preceding words or terms and shall be deemed to be followed by the words "without limitation". The terms "hereof", "herein", "hereto", "hereunder" and "herewith" refer to this Agreement as a whole. References to Articles, Sections, items and Schedules shall refer to Articles, Sections, items and Schedules of this Agreement, except as otherwise provided. The Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. Accounting terms have the meanings given to them under Brazilian GAAP, and in any cases in which there are elective options or choices in Brazilian GAAP determinations relating to the applicable Person where management discretion is permitted in classification, standards or other aspects of under Brazilian GAAP related determinations relating to such Person, the historical accounting principles and practices of this Person shall continue to be applied on a consistent basis. Any statute, regulation or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person also refer to its predecessors and permitted successors and assigns.

1.3. Term Counting. All terms in this Agreement shall be counted in calendar days, except when expressly specified that the term shall be counted in Business Days. Any term that is set to expire on a day that is not a Business Day shall be automatically extended to the next Business Day. For purposes of this Agreement, any term will be calculated in accordance with article 132 of the Civil Code.

1.4. Negotiation. The Parties acknowledge and agree that the final wording of all terms of this Agreement was the result of the negotiation between them and, therefore, in case of ambiguity, there will be no interpretation in more beneficial terms in favor of any Party.

ARTICLE 2 - Purchase and Sale

2.1. Purchase and Sale. According to the terms and conditions set forth herein, Seller hereby undertakes to sell and transfer to Buyer and Buyer undertakes to purchase and receive from Seller, on the Closing Date, all Interest, which shall indirectly comprise the Projects, with all rights attaching thereto, free and clear of any and all Liens, except for Section 2.4 herein

2.1.1. Purchase Price. In consideration for the sale and transfer of all Interest, Buyer shall pay to Seller an amount in Brazilian Reais of R$1,650,000 (one million six hundred and fifty thousand Brazilian Reais) ("Purchase Price") within thirty (30) Business Days as from the date hereof ("Payment");

2.2. Applicable Taxes. All Taxes incurred by a Party in connection with this Agreement shall be paid exclusively by such Party when due and as required by the applicable Law, including the Taxes on capital gain which shall be paid by the Seller.

2.3. Revenues. The Purchase Price agreed by the Parties does not consider any revenues that may be generated by the Projects, therefore, the Parties hereby agree that Buyer, at its own discretion and always acting in accordance with the Brazilian legislation, may give any use to any revenue generated by the Projects, including any remittance of profits, until the Closing Date.

2.4. Payments and Bank Account. Any and all payments to be made under this Agreement to any of the Parties shall be made in Brazilian Reais by means of electronic international transfer of immediately available funds to the bank account of the Parties, as set forth in Exhibit D. Seller and Buyer hereby acknowledge and accept that the evidence of receipt, by the relevant Party, of the deposit made in the bank account indicated in Exhibit D shall be deemed as a receipt of the respective amount and a full, general, irrevocable and irreversible release to Seller or Buyer, as applicable, in relation to the respective payment, provided that there is no cancellation of such payment.

2.4.1. Late Payment of the Purchase Price. Buyer shall have a 5 (five) Business Day period to cure any default on its obligation to pay the Purchsase Price. In case Buyer fails to cure any of said breach within such period, the amounts owed and unpaid shall be subject to indexation in accordance with the positive variation of IPCA, at the smallest interval permitted by Law, together with interest at a rate of 1% per month, calculated pro rata die, from the date on which the amounts became due and payable to the date of effective payment and a late payment fine of 2% (two per cent) of the unpaid amounts.

2.4.2. Net Indebtedness. The Parties agree that the Purchase Price was fixed considering a cash and debt-free basis, therefore Seller shall confirm and represent that the Net Indebtedness of the Companies at Closing is zero, according to the Closing balance sheet, and, if different, all its amount (positive or negative) shall be adjusted in the the Purchase Price ("Net Indebtedness Balance").

2.5. Purchase Price Adjustment. The Parties agree that the Purchase Price shall be increased or decreased as a result of the following adjustments:

2.5.1. Within no more than thirty (30) days, counted as of the Closing Date, Buyer shall notify Seller informing Buyer's agreement or any disagreement on the Net Indebtedness Balance. Should Buyer notify Seller agreeing with the Net Indebtedness Balance or fail to notify Seller within the referred 30-day period, Buyer shall be deemed to have accepted the Net Indebtedness Balance, which shall be considered final, irrevocable and binding on Buyer regarding all information set forth in Net Indebtedness Balance. For purpose of clarification, the Parties represent that the notice and procedure regarding the Purchase Price Adjustment in this Section 2.5 shall be exclusively regarding the Net Indebtedness Balance, and any disagreement regarding the Peakwatt Report shall be exclusively resolved in accordance with Section 2.5.

2.5.2. Should Buyer notify Seller pursuant to Section 2.5.1 about its disagreement regarding the Net Indebtedness Balance, and such disagreement is not resolved within fifteen (15) days, counted as of the date Buyer notifies Seller about its disagreement, Buyer shall appoint and hire, within the following fifteen (15) days, one Specialized Auditor, which shall determine the adjustments regarding the Net Indebtedness Balance, in accordance with the Closing balance sheet, and the corresponding adjustments in the Purchase Price amount, exclusively in relation to the Net Indebtedness Balance adjustments ("Final Net Indebtedness Balance").

2.5.3. The decision made by the Specialized Auditor issued on the Final Net Indebtedness Balance shall be final, irrevocable and binding on Buyer and Seller in relation to the Net Indebtedness Balance and the corresponding Purchase Price.

2.5.4. The fees of the Specialized Auditor shall be paid by the Party that presented numbers more divergent to the ones presented by the Specialized Auditor, provided that Buyer shall anticipate such payment to the Specialized Auditor.

2.5.5. The supplement adjustment to the Purchase Price, if any, shall be discounted from or added to the Purchase Price to be paid by Buyer to Seller up to fifteen (15) days after the issuance of the Final Net Indebtedness Balance.

2.6. Exhaustive and Definitive Definitions. The Parties further agree that the provisions of this ARTICLE 2 consists in exhaustive, definitive, unconditional definitions, nor in any way prejudiced by any other parameter or circumstance, for the Purchase Price and Purchase Price adjustment, removing any possible request of review, amendment or adjustment, in any capacity or on any basis, unrelated or in any way incompatible with the hypotheses agreed herein.

ARTICLE 3- CONDITIONS PRECEDENT TO THE CLOSING

3.1. Conditions Precedent of the Parties. The respective obligations of the Parties to carry out the Closing pursuant to this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, each of which is essential to the consummation of the Transaction and is a condition precedent to the consummation thereof ("Conditions Precedent of the Parties"):

(a) No Legal Restriction. No Law shall have been enacted, promulgated or enforced by any Governmental Body which prevents, restrains or enjoins the consummation of the Transaction.

(b) Consummation of the Transaction. There shall not be in effect any Order preventing, restraining or enjoining, or seeking to prevent, restrain or enjoin the consummation of the Transaction, and no Claim proposed by any Governmental Body to prevent, restrain or enjoin the consummation of the Transaction shall have been filed.

3.2. Conditions Precedent of Seller. The obligation of Buyer to carry out the Closing pursuant to this Agreement shall be subject to fulfillment by the Seller or written waiver by Buyer, in whole or in part (to the extent such conditions can be waived), in its sole discretion, at or prior to the Closing ("Conditions Precedent Term"), of each of the following conditions, each of which is essential to the consummation of the Transaction and is a condition precedent to the consummation thereof ("Conditions Precedent of the Seller"):

(a) Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement shall be true and correct, in each case on and as of the date of this Agreement and through the Closing Date (other than any representations and warranties that expressly relate to a particular date, which representations and warranties shall be true and correct as of such date).

(b) No Seller's Breach. Seller and the Companies shall have performed and complied with all agreements, obligations and covenants required under this Agreement to be performed or complied with by Seller or the Companiesat or prior to the Closing, as applicable.

(c) Agreements. Seller shall have delivered to Buyer copies of all contracts already executed by the Companies and shall have submitted the drafts of any agreements to be executed by the Companies under negotiation within at least ten (10) days in advance of the relevant intended execution date, with observance of Section 3.5(xiii).

(d) Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

(e) Licenses, Permits and Approvals. The Companies shall hold the licenses, permits and approvals for the Project (including with respect to the transmission line) described in Exhibit B.

(f)  Technical Requirements: The procedures established in Section 4.1 and 4.2 shall have been followed by the Parties.

3.3. Conditions Precedent of Buyer. The obligation of Seller to carry out the Closing pursuant to this Agreement shall be subject to the fulfillment by Buyer or written waiver by Seller, in whole or in part (to the extent such conditions can be waived), in its sole discretion, at or prior to the Closing, of each of the following conditions, each of which is essential to the consummation of the Transaction and is a condition precedent to the consummation thereof ("Conditions Precedent of the Buyer"):

(a) Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct, in each case on and as of the date of this Agreement and through the Closing Date (other than any representations and warranties that expressly relate to a particular date, which representations and warranties shall be true and correct as of such date). For avoidance of doubt, such exception shall be applied only for purposes of this Section 3.3 and shall not affect or limit in any measure the right of Buyer or the responsibility of Seller under any obligation, representation or covenant assumed, made or promised in this Agreement.

(b) No Buyer's Breach. Buyer shall have performed and complied with all agreements, obligations and covenants required under this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(c) Payment. The Payment of the Purchase Price according to Section 2.2 above shall have been performed by the Buyer.

(d) Intentionally deleted.

3.4. Intentionally deleted.

3.5. Intentionally deleted.

3.6. Closing and Closing Date. Once the last of the Conditions Precedent to be satisfied or waived (other than any of the Conditions Precedent of the Parties) by the relevant Party, if applicable, and subject to the terms and conditions hereof, Seller shall send a notice to Buyer. Once Buyer and Seller agrees that the Conditions Precedent are fully fulfilled or waived, Parties shall proceed to Closing ("Notice for Closing").

3.7. Waiver and Indemnity. The Conditions Precedent of Seller set forth in Section 3.2 are for Buyer's exclusive benefit, and may only be waived by Buyer, in whole or in part, at any time and from time to time in its sole discretion. The Conditions Precedent of Buyer set forth in Section 3.3 are for Seller's exclusive benefit, and may only be waived by Seller, in whole or in part, at any time and from time to time in its sole discretion. The waiver, in whole or in part, at any time and from time to time, at the sole discretion of each of the Parties (as applicable), of any of the Conditions Precedent for their benefit should not characterize and should not be construed as a Party's waiver of claiming compensation for a Loss under this Agreement, pursuant to ARTICLE 9, except for a Loss that may arise from the non-compliance with any of the Conditions Precedent that has been waived by the other Party, which shall not be indemnified. Once fulfilled (or waived by the Party(ies) entitled for such waive) all Precedent Conditions, the Parties undertake to perform all acts, sign all documents and take all other necessary or useful measures to implement the Closing.

ARTICLE 4 - INTENTIONALLY DELETED

4.1. Intentionally Deleted.

4.1.1. Intentionally Deleted.

4.1.2. Intentionally Deleted.

4.1.3. Intentionally Deleted.

ARTICLE 5 - CLOSING

5.1. Closing and Closing Date. The Parties shall perform the purchase and sale of shares established in this Agreement ("Closing"), at the Buyer's office located in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, within five (5) Business Day immediately following the day on which the Parties agree on the contents of the Notice for Closing, or at any other place and time as the Parties shall agree in writing (the "Closing Date"). The Closing shall be deemed to have occurred as of 00:01 a.m. Brazilian Standard Time on the Closing Date. Except as otherwise expressly provided in this Agreement, all proceedings to be taken and all documents to be executed at Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken, until all have been taken, delivered and executed.

5.1.1. If all the Conditions Precedents are satisfied (or waived by the relevant Party) and any Party fails or refuses to comply with its obligations under this Article, the non-violating Party shall be entitled to:

(a) seek specific performance of such obligations in accordance with Section 10.2; or

(b) elect to terminate this Agreement pursuant to Section 8.1(f).

5.2. Closing Deliverables.

(a) At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(i)   executed copies of letters of resignation and release for each of the officers, directors or managers of the Company, as applicable, effective as of the Closing Date, provided that in such resignations letters, the respective officers, directors or managers of the Companies shall give to the Companies full, unconditional and irrevocable release, declaring to have nothing to claim from the Companies for any and all obligations and rights that may arise in connection with this Agreement;

(ii)  a certificate stating that the conditions to such Closing set forth in Sections 3.2(a) and 3.2(b) have been fully satisfied;

(iii) executed transfer instruments (termos de transferencias de acoes) of the Salinas's Share Transfer Registry Book (Livro de Registro de Transferencia de Acoes Nominativas), and executed and registered with the Board of Trade of Minas Gerais amendment to the Articles of Association of Pedrinopolis, duly evidencing the transfer of the Company's Interest to Buyer;

(iv) all existing Books and Records;

(v) copies of all revoked powers of attorneys and powers granted by the Companies (except for ad judicia powers of attorney), if any;

(vi) execution of any other documents, instruments and/or statements, as applicable that may be reasonably necessary to consummate the transactions contemplated by this Agreement, including a Closing Certificate whereby Parties shall acknowledge the consummation of the acts of Closing.

ARTICLE 6 - Representations and warranties

6.1. Representations and Warranties. Seller hereby represents and warrants to Buyer with respect to itself, the Projects and the Companies, that the following representations and warranties are true, accurate and complete on this Effective Date and shall be true, accurate and complete on the Closing Date, provided that in relation to the Companies and to the Projects the representations and warranties of Section 6.1.5 to 6.1.23 shall only encompass the triggering events occurred during the Buyer Controlling Period:

6.1.1. Incorporation and Good Standing. The Companies (i) are duly organized, validly existing and in good standing under the Laws of Brazil; (ii) have theirincorporation documents duly filed with the competent Board of Trade; (iii) have not requested judicial or extrajudicial recovery or bankruptcy, or was adjudicated for bankruptcy; and (iv) are duly qualified and authorized, and have full power and capacity, and have all the required authorizations to conduct their businesses and to own the Projects, as well as to own, lease and operate their Assets.

6.1.2. Binding and Valid Obligation. This Agreement constitute legal, valid and binding obligations of Seller, enforceable against it, the Projects and the Companies in accordance with their respective terms and conditions.

6.1.3. Title to the Company's Interest:

(a) Seller owns beneficially and of record and holds good and valid title, free and clear of any Liens, and has full power and authority to convey free and clear of any Liens, all the Interest.

(b) Seller owns directly all the Interest and there is no shareholders' agreement binding the Interest.

(c) All equity interests of the Companies is validly issued, fully paid and non-assessable.

(d) There is no outstanding or unexercised options, warrants, calls, pre-emptive rights, rights of first refusal, tag-along rights, rights of conversion or other rights, agreements, arrangements or commitments relating to the Interest to which Seller is or may become a party, or by which is or may become bound, directly or indirectly, obligating Seller or the Companiesto admit, deliver or sell, or cause to be issued, delivered or sold, any additional equity interest or other securities.

(e) There is no rights, agreements or arrangements or commitments relating to equity interests of the Companies to which Seller is or may become a party, or by which it is or may become bound, obligating it to repurchase, redeem or otherwise acquire any of its outstanding equity interests, and there will be no binding obligations of the Companiesto provide a loan to or make a capital contribution in any Person.

(f)  Seller has no outstanding amount due to any Person with respect the Companies' Interest, and there is no succession of the Companies, the Assets or the Projects with respect to liabilities of any of the foregoing.

6.1.4. Authority. Each of the Seller and Companies is qualified to do business in all jurisdictions where the failure to qualify would affect its ability to execute or deliver, or perform its obligations under this Agreement. Seller (i) has all requisite power and authority to execute and deliver this Agreement and (ii) has taken all necessary action (including corporate approvals, as applicable) to authorize (x) the execution and delivery of this Agreement; and (y) the performance of its obligations hereunder and thereunder. This Agreement has been duly and validly executed and delivered by Seller.

6.1.5. Litigation. There are no Claims pending to which Seller or any of its Affiliates (including, the Company) is a party, or threatened against or affecting any of them, that could (i) adversely affect their ability to perform any of their obligations under this Agreement, or (ii) prohibit or restrain the implementation of the transactions provided for in this Agreement.

6.1.6. No Conflict. Neither the execution or delivery of this Agreement by Seller and the Company, nor the performance by Seller and the Companiesof any and all of its obligations hereunder or thereunder, nor the implementation of the transactions set forth in this Agreement shall:

(a) violate the incorporation acts, bylaws or articles of association, as applicable, or other organizational documents of Seller and the Company;

(b) require the consent, approval or authorization of, or any filing with or notice to, any Governmental Bodies or any other Person;

(c) violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, or result in the acceleration of any monetary liabilities under any Contract to which Seller and the Companiesis a party or relating to a Project or result in the creation of any Lien on the Project; or

(d) violate or result in the breach of any Order of any Governmental Body, or any applicable Law.

6.1.7. Business. The Companies will not conduct any business other than in connection with the development, ownership or operation of the relevant Project.

6.1.8. Assets. The Assets of the Companies have been lawfully and validly acquired, transferred, leased or licensed and all of them are in perfect order and working conditions and are properly registered in the relevant registries, whenever required by Law, and be free and clear of any Liens. Neither the ownership nor the possession of any of such Assets is shared with any other Person.

6.1.9. Solvency. No Order, petition or notice has been presented or made, and no resolution has been passed, for the bankruptcy, liquidation, winding up or dissolution of Seller and the Company. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of Seller and the Company, nor does Seller and the Companies have any plan or intention of, or have received any notice that any other Person has any plan or intention of, filing, making or obtaining any such Order, petition, notice or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary. Seller and the Companies are solvent and have sufficient assets and capital (and will be solvent and have sufficient assets and capital after giving effect to the consummation of the Transaction) to carry out their business and to fully perform their obligations hereunder.

6.1.10.   Absence of Changes. Seller has always operated and maintained the Projects and the Companies only in the ordinary course of business.

6.1.11.   Absence of Liabilities. There are no Liabilities of any nature whatsoever in connection with the Company, the Assets or the Project, except for the ones incurred in the development of the Project.

6.1.12.   Tax Matters.

(a)  All Tax Returns required to be filed in connection with the Company, the Assets and, the Project have been timely filed, and all such Tax Returns were true, complete and correct in all respects. Seller and the Companieshas maintained sufficient and accurate files and records in connection with the Project (and the Properties relating to Project), including all information (i) required to be reported in Tax Returns; (ii) that has been or may be filed, lodged or submitted to any Tax Authority; and (iii) that is required to be kept under any applicable Law, and such files and records contain complete, full and accurate details of written communications with the Taxing Authority and advisors.

(b) Seller and the Companies are in compliance with all Tax Laws and have fully and timely paid all Taxes in connection with the Project (and the Properties relating to Project) whether or not shown to be due on Tax Returns when due. All deficiencies for Taxes asserted or assessed in writing against Seller and by or against the Companiesin connection with the Project (and the Properties relating to Project) have been fully and timely paid.

(c)  No audit or proceeding is pending with respect to any Taxes due from Seller and the Companieswith respect to a Project (or a Property relating to Project) and Seller and the Companies is not a party to an objection or appeal regarding any Taxes, nor are any such audits or proceedings is threatened against or likely to be instituted by or against Seller and by or against the Companiesin connection with a Project (or a Property relating to Project).

(d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any Claim for, or the period for the collection or assessment or reassessment of Taxes due from Seller and the Companies in connection with the Project (or a Property relating to Project) for any Taxable period and no request for any such waiver or extension is currently pending.

(e)  All necessary information and particulars furnished to a Taxing Authority, in connection with the application for any consent, clearance or ruling on behalf of Seller and the Companies in connection with the Projects (and the Properties relating to Projects), or on behalf of the Companies, fully and accurately disclosed all facts and circumstances material to the decision of a Taxing Authority; any such consent, clearance or ruling is valid and effective; and any transaction, for which such consent, clearance or ruling has been obtained, has been carried into effect (if at all) only in accordance with the terms of the relevant consent, clearance or ruling.

(f)  Seller and the Companies have not received notification or is a party to any judicial or administrative Claims with respect to Tax matters relating to the Projects (or the Properties relating to Projects), has not challenged the payment and/or amount of any Taxes either in court or at the administrative level, and there is no threatened Claim against Seller and the Companies in connection with Tax matters. Seller and the Companieshas not received any written notice that remains uncured alleging any material violation of any applicable Laws relating to Taxes.

(g) Except for provision set forth in Section 2.3(f), the Projects are not involved in any Tax incentive programs, installment payment programs with respect to overdue Taxes. Seller and the Companies is not a party to any Tax sharing, Tax indemnification or similar agreement currently in force that could affect the Project.

6.1.13.   Compliance with Laws. Seller and the Companies have conducted their businesses in compliance with, and has caused their Projects, Properties and Assets conform to, all applicable Laws in all material respects, and have not received any notice of non-compliance with any such Laws relating to events, conditions or occurrences in connection with the Projects.

6.1.14.   Permits. The Projects have maintained all licenses, permits, registrations, consents and authorizations issued by the competent Governmental Bodies or by institutional bodies of the Brazilian power sector, such as CCEE and ONS (collectively, "Permits"). The Permits are listed in Exhibit B, which shall be valid, binding and in full force and effect on the Closing Date. The consummation of the transactions contemplated by this Agreement will not require any notice or amendment of any such Permits to be obtained by the Company, or give rise to any right of termination, cancellation or consent under the terms, conditions or provisions of such Permits, except as set forth in this Agreement.

6.1.15.   Regulatory. Seller and the Companies (i) have, at all times during the Buyer Controlling Period, acted and conducted their business in compliance in respects with, and caused its Project, Properties and the Assets conform to, all provisions of any public and private agreements or Contracts to which it is a party, and, (ii) have not received any notice of non-compliance with any provision of Permits or a public or private agreement or Contract to which it is a party in connection with the Project.

6.1.16.   Compliance.

(a)  Seller and the Companies are in compliance with Anti-Corruption Laws and Sanctions Laws and have instituted and maintains adequate policies and procedures to promote and achieve compliance with such laws. None of Seller and the Companies have been charged with or been subject to investigation for potential violations of Anti-Corruption Laws or Sanctions Laws, and there has been no facts or circumstances that may give rise to an investigation in relation to Seller, the Project, the Properties, the Companiesor the Transaction.

(b) Neither Seller and the Companies, nor its respective Representatives and subsidiaries, at any time (i) is a Sanctioned Person or owned or controlled by a Sanctioned Person; (ii) is a Government Official; (iii) has, in violation of any Law, provided, offered, or promised to provide, anything of value, directly or indirectly, to, or for the benefit of, a Government Official, or any other Person, in order to obtain or retain business, induce a Person to perform any public- or business-related function improperly, or secure any improper advantage in relation to Seller, the Project, the Properties, the Companiesor the Transaction; (iv) has engaged in transactions or other business activities with or involving any Sanctioned Territories or Sanctioned Person in connection with Seller's, the Company's or the Project's business operations or the Transaction.

(c)  Neither Seller nor the Companies will use any part of the amounts paid pursuant to this Agreement in a manner that would violate any applicable Laws including Anti-Corruption Laws and Sanctions Laws.

(d) Each of Seller and the Companies have maintained its books and records as required to comply with Anti-Corruption Laws and Sanctions Laws.

6.1.17.   Environmental Compliance.

(a)  Throughout the Buyer Controlling Period, Seller and the Companies have caused the Project to be in full compliance with, and not to be in violation of, any applicable environmental licenses, technical requirements and applicable Laws relating to the regulation or emission of pollutants or the protection of the environment or natural resources, or exposure to Hazardous Substances (collectively, "Environmental Laws"), including in connection with the construction, financing, ownership, operation, maintenance or use of their assets and properties.

(b) Seller and the Companies have not received any written notice of any material violation or alleged material violation by the Project and the Companies sof, or any liability of the Projects or the Companies under any Environmental Law.

(c)  There are no material Orders outstanding, or any Claims pending or threatened relating to the compliance by Seller and the Companyor the obtainment of the Assets relating to each Project, or the liability of Seller and (upon incorporation) each Companiesunder any Environmental Law during the Buyer Controlling Period.

6.1.18.   Contracts. Except for the Operational Agreements, Operation and Maintenance Agreements, the EPC Agreement and any management agreements, the contracts relating to the development of the Project and the Consultancy Services agreements, the Real Property and the Assets in effect to which Seller and the Companies is a party, there is no other Contract relating to the Projects, the Properties and the Assets, including financing agreements, derivatives or hedging agreements, and Seller and the Companies are not in and have not been in default under the Operational Agreements.

(a) Seller has made available to Buyer true, correct and complete copies of any agreements executed by the Sellers and/or the Companieswith respect to the relevant Projects, , which are in full effect and are legal, valid, binding and enforceable against and by the Companiesin each case in accordance with its terms and in full force and effect, with no party thereto being in breach of, or in default, thereunder and with no condition or event existing which after notice or lapse of time could constitute a default thereunder by the Companiesor any other party thereto.

6.1.19.   Real Property.

(i)   Neither Seller nor the Companies are or will be at Closing in default under the Project's Lease and, to the Knowledge of Seller, none of the other parties to such Project's Lease is in default under the Project's Lease. To the Knowledge of Seller, there is no pending payment or liability related to the use of any Real Property by the Company. To the Knowledge of Seller, there are no leases, subleases, licenses or other agreements granting to any Person other than the Companiesany right to the possession, use, occupancy or enjoyment of the Real Property leased by the Company, or any portion thereof in such Project's Lease. No interests with respect to the Project's Lease have been assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered, or any right or interest therein granted or conveyed to any Person, by Seller or the Company.

(ii)  The Real Property has maintained adequate rights of access to public ways (and the relevant leased Property makes no material use of any means of access, ingress or egress that is not pursuant to dedicated public ways or recorded, irrevocable rights-of-way or easements or the terms of the Project's Lease), and all roads necessary for use by the business operations of Project on such Real Property have been completed. To the Knowledge of Sellers, there are no pending public plans or proposals for changes in road grade, access or other improvements which would have a material adverse effect on the business operations of the Companiesor the Real Property, and there is no pending Order or other action authorizing improvements, the cost of which would reasonably be expected to be assessed in whole or in part against the Companiesor the Real Property which will not be paid by Sellers.

(iii) To Seller's Knowledge, there is no interference and/or impact in the Real Property arising from any indigenous or quilombola communities.

(iv) To the Knowledge of Seller, no Condemnation proceedings have commenced involving the Real Property, and no such Condemnation proceedings are threatened involving such Real Property, and no Claims are pending or threatened for the relocation of roadways providing access to such Real Property, and the Seller and the Companieshave not received any notice of any Condemnation proceedings.

(v)  Seller and the Companies have not received any written notices of violation from any Governmental Bodies or any other with respect to the Real Property which remains uncured.

(vi) The Salinas Real Property consists in a sole, continued and total area which is part of the area registered under the real estate record files No. 160 of the Real Estate Registry Officer of the City of Salinas, MG, as described in Exhibit A.

(vii) The Pedrinopolis Real Property consists in a sole, continued and total area of 6 (six) hectares which is part of the area registered under the real estate record files No.6.216 of the Real Estate Registry Officer of the City of Pedrinopolis, MG, as described in Exhibit A.

(viii)    Seller and the Companies will perform and take all necessary actions in order to duly registry the Real Property in the Environmental Rural Registry (Cadastro Ambiental Rural) prior to such registry's final term provided in Law No. 12,561/2012.

6.1.20.   Intellectual Property. Seller and the Companies have not received any notice from any Person asserting that any such Companieshas infringed or is infringing on any Intellectual Property rights of any third party or Seller.

6.1.21.   Claims. There are no pending administrative or judicial decisions against the Companies or otherwise the Project, and there are no known administrative or judicial claims pending or awaiting a decision or, to Seller's Knowledge, threatened in writing by or before any Governmental Bodies: (a) by or against the Companies or other administrative or judicial claims relating to the Projects; (b) that would reasonably be expected to have a material adverse effect on the Project or the Company; or (c) that restrict or prohibit or seek to obtain indemnification or other remedies related to the Project and the Companiesor any of the transactions contemplated hereby or under the Operational Agreements.

6.1.22.   Employees and Labor Aspects. The Companies are in compliance with, have at all times during the Buyer Controlling Period complied with, and have fully and timely paid any obligations under, all applicable Laws governing labor, employment and social security matters. None of the Companies' statutory officers, employees, nor any service provider is or will be entitled to any ordinary or extraordinary payment in connection with the Project, due by reason of the execution of this Agreement or the Closing of the Transaction.

6.1.23.   Disclosure. None of this Agreement or any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Seller or by any Seller Affiliate's Representatives, in connection with the Transaction or the Operational Agreements, contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact which adversely affects the business of Sellers, the Project and the Companies(or their respective Affiliates), or financial condition of Sellers, the Project or the Companies(or their respective Affiliates) or their respective properties or assets (including the Assets), which has not been set forth in this Agreement or in the Schedules, Exhibits hereto or certificates in writing furnished in connection with the Transaction pursuant to this Agreement or the Operational Agreements. Sellers knows and expects that Buyer will rely upon such representations, warranties and covenants.

6.2. Buyer's Representations and Warranties. Buyer hereby represents and warrants to Seller as follows, and declares that such representations and warranties are true, accurate and complete as of the Effective Date until and on the Closing Date:

6.2.1. Incorporation and Good Standing. >Buyer (i) is duly organized, validly existing and in good standing under the Laws of Brazil; (ii) has its incorporation documents duly filed with the competent Board of Trade; (iii) has not requested judicial or extrajudicial recovery or bankruptcy, or were adjudicated for bankruptcy; and (iv) is duly qualified and authorized, and has full power and capacity, and has the required authorizations, to conduct its business in all the places it is currently conducted.

6.2.2. Binding and Valid Obligation. This Agreement constitutes the legal, valid and binding obligations of Buyer, enforceable against it, in accordance with their respective terms and conditions.

6.2.3. Authority. Buyer (i) has all requisite power and authority to execute and deliver this Agreement, and (ii) has taken all necessary action (including corporate approvals) to authorize (x) the execution and delivery of this Agreement; and (y) the performance of its obligations hereunder and thereunder. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

6.2.4. Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of Buyer or any Affiliates of Buyer by which Seller or any of its Affiliates could be bound at or from Closing.

6.2.5. Availability of Funds. Buyer has, and on Closing Date shall have, sufficient funds or legally binding commitments for sufficient funds to pay the Purchase Price. Buyer acknowledges and agrees that, notwithstanding anything to the contrary herein, Buyer's obligation to consummate the transactions contemplated hereby is not subject to any financing contingency or condition.

ARTICLE 7 - Covenants and Agreements

7.1. Confidentiality. From the date hereof and until the fifth anniversary of the Closing Date (subject to the provision in Section 10.1.9 below), the Parties, for themselves and their respective Representatives and Affiliates, undertake to treat this Agreement and the obligations herein provided, and any information related to other Parties, of which either Party becomes aware through the operations provided for in this Agreement, including confidential information obtained hereunder ("Confidential Information"), as strictly confidential and not to disclose or make public any aspects of the Confidential Information without the prior consent of the other Party.

7.1.1. The provisions set forth in Section 7.1 shall not be applicable with respect to any information that (i) is, on the date of its disclosure, in the public domain without breach of the foregoing obligation of confidentiality; (ii) is legally and demonstrably known by the information recipient at the time of its disclosure; (iii) was lawfully received from third parties that were not in any way subject to any obligation of confidentiality at the time such information was communicated; or (iv) the Parties and/or their respective Affiliates are reasonably required by applicable Law to disclose; provided that, in the case of this item (iv), such Person shall send, to the extent permitted by applicable Law, as soon as possible, a written notice to the relevant other Party in order to give such other Party an opportunity to seek injunctive relief or another appropriate remedy; and provided, further, that if such order or remedy is not timely, possible or effective, the Party obligated to disclose the information shall only disclose the minimum amount of information required to be disclosed in order to comply with applicable Law and shall use its reasonable best efforts in order to ensure that the disclosed information receives confidential treatment. Any Party that receives Confidential Information shall maintain the confidentiality of such Confidential Information using the same level of care that the receiving Party would use to protect its own confidential information, but in no event using lower than a reasonable standard of care.

7.1.2. Seller shall treat the information acquired before Closing in connection with the Project or Companies(excluding any information that is already publicly known on the Effective Date or becomes publicly known after that date without breach of the foregoing obligation of confidentiality) as Buyer's Confidential Information on or after the Closing and shall have the confidentiality obligations set forth in this Section 7.1 (Section 7.1.1 shall not apply). Notwithstanding anything herein to the contrary, Buyer shall not have any confidentiality obligations set forth in this obligation prescribed in Section 7.1 with respect to the Confidential Information that relates to the Companies on or after the Closing.

7.1.3. The Parties shall cooperate together in good faith and use best efforts to obtain confidential treatment, to the maximum extent possible under applicable Law, from Local Distributor and any other applicable Governmental Bodies with respect to the existence and terms of this Agreement.

7.1.4. Notwithstanding the foregoing, either Party may disclose Confidential Information to its respective Representatives or Affiliates who have a reasonable need to know such Confidential Information. Each Party shall require its Representatives and Affiliates that receive Confidential Information to comply with the confidentiality obligations set forth in this Section 7.1.

7.2. Expenses. Except as otherwise specifically provided herein, the Parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of Representatives; provided that, except as otherwise provided in this Agreement, any and all Project's expenses incurred prior to or in connection with the Closing shall be borne solely by Seller.

7.3. Notice of Certain Events.

(a) During the period between the date hereof and the Closing Date (or the earlier termination of this Agreement) ("Interim Period"), Seller shall promptly notify Buyer in writing of:

(i)  the occurrence of breach of any of Seller's or the Company's material covenants hereunder, including the events described in Sections 3.4 or 3.5;

(ii) any fact or action, the existence, occurrence or taking of which (a) has had, or would reasonably be expected to have, a material adverse effect on any of the Projects, Assets or Seller, or (b) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Seller in Section 6.1 not being true and correct;

(iii) any communication from any Governmental Body seeking information with respect hereof;

(iv) any communication to or from any Governmental Body in connection with the non-compliance of the Project and the Assets with any Law; and

(v) any communication from any Person alleging that the consent of such Person is or may be required in connection herewith.

(b)   The receipt of information pursuant to this Section 7.3 by Buyer shall not constitute a waiver or agreement by Buyer to any breach of any representation, warranty, covenant or agreement given or made by Seller in this Agreement that may result of such notified facts or circumstances, as well as not interpreted as any waiver to any rights or Claims that Buyer may have with respect thereto hereunder, including for purposes of Liability, indemnification or satisfaction of any Condition Precedent.

7.4. Access to Information by Buyer. As from the date hereof until the Closing, Seller shall provide Buyer with reasonable access to, and the right to inspect and perform noninvasive sampling or testing of, the Properties and all Books and Records and other documents and data of the Project and the Company.

ARTICLE 8- Termination

8.1. Termination by Seller. This Agreement may be terminated in full by Seller, at any time prior to the Closing, only as follows:

(a) if Buyer fails to pay the total amount of the Final Payment within 60 (sixty) consecutive days from the date hereof (provided that the Closing has already taken place), in accordance with Sections 2.2.3 and, fails to cure such delay within five (5) Business Days as provided for in Section 2.5.1. above;

(b) upon written notice to Buyer, if Buyer has breached any of its obligations, representations, warranties, agreements or covenants contained in this Agreement.

8.2. Termination by Buyer. Seller hereby grants Buyer the right to terminate this Agreement at any time prior to the Closingwithout cause.

8.2.1. Intentionally Deleted.

8.3. Effect of Termination. In the event of a termination of this Agreement by Seller or by Buyer, in accordance with Sections 8.1 or 8.2, (i) Seller shall retain the total amount of the Payment as a breakup fee, except if the terminaton takes place with grounds under 8.2.1, in which event the Payment shall be fully reimbursed to Buyer and (ii) this Agreement shall cease to have force and effect, and there shall be no further liability or obligation on the part of Seller or Buyer (or any of their respective Representatives or Affiliates), except that (a) the provisions of Section 7.1 (Confidentiality), Section 7.2 (Expenses), ARTICLE 8 (Termination), ARTICLE 9 (Indemnification) and ARTICLE 10 (Miscellaneous) shall continue to apply following any such termination, and (b) each Party shall continue to be liable for any willful breach by such Party of its representations, warranties, agreements or covenants contained in this Agreement occurring prior to such termination, according to the arts. 186 to 188 of the Brazilian Civil Code.

ARTICLE 9 - Indemnification

9.1. Obligation of Seller to Indemnify. Subject to the provisions of this ARTICLE 9, Seller shall indemnify, defend and hold Buyer and each of its respective Affiliates (including, after the Closing, the Companies), direct and indirect Representatives and successors and permitted assigns (collectively, "Buyer's Indemnified Parties"), harmless from and against all Losses incurred or suffered by any Buyer's Indemnified Parties that arise out of, regardless wilfullmisconduct or negligence, result from or are related to:

(a) any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement, provided that the representations and warranties granted in relation to the Companiesor the Project in Sections 6.1.5 to 6.1.23 shall only encompass the triggering events occurred during the Buyer Controlling Period;

(b) any breach to or non-compliance with any covenant, obligation or agreement of Seller contained in any Transaction Document, or any agreement, certificate or other instrument delivered by Seller pursuant any Transaction Document;

(c)  any fact, act, event or omission in connection with the Project or the Companies occurred during the Buyer Controlling Period, regardless such fact, act, event or omission becomes known after the Closing Date; and

(d) any rights or claims of Third Parties against the Companies (or obligations of the Companiesbefore Third Parties) which the triggering events occurred during the Buyer Controlling Period.

9.2. Obligation of Buyer to Indemnify. Subject to the provisions of this ARTICLE 9, Buyer shall indemnify, defend and hold Seller and each of its respective Affiliates, direct and indirect Representatives and successors and permitted assigns (collectively, the "Seller's Indemnified Parties"), harmless from and against all Losses incurred or suffered by any Seller's Indemnified Parties that arise out of, result from or are related to any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement, including by virtue of any untrue, incomplete, inaccurate or incorrect statement provided therein, regardless wilfullmisconduct or negligence.

9.3. Direct Claim. At any time, if any Buyer's Indemnified Party or Seller's Indemnified Party (each, an "Indemnified Party") seeking indemnification under this Agreement from Seller or Buyer (each, an "Indemnifying Party") suffers any Loss or becomes aware of any potential Loss subject to indemnification under the terms of this ARTICLE 9 but not arising out of a Third Party Claim (as defined below) ("Direct Claim"), the Parties shall take the following actions:

9.3.1. Notice of Direct Claim. The Indemnified Party shall send a written notice of such Direct Claim to the Indemnifying Party (the "Notice of Direct Claim"), describing the Direct Claim and the circumstances, events, facts, obligations, claims, documents, information or matters giving rise to the Direct Claim, the amount of the Loss, if known, or, if not known, an estimate of foreseeable amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Loss), and shall contain a reference to the provisions of this Agreement pursuant to which such right of indemnification arises or is claimed. The Indemnified Party's failure to send a Notice of Direct Claim as set forth herein shall not exempt the Indemnifying Party from the indemnification obligation set forth in this ARTICLE 9 with respect to such Direct Claim and all Losses arising therefrom.

9.3.2. Response to Direct Claim. The Indemnifying Party shall respond to the Notice of Direct Claim within up to 15 Business Days as from receipt of such notice, informing whether it agrees or disagrees with the content of the Notice of Direct Claim and the resulting obligation to indemnify. The lack of a response from the Indemnifying Party to a Notice of Direct Claim shall be interpreted as its agreement to the obligation to indemnify relating thereto.

9.3.2.1.  Agreement by the Indemnifying Party. Should the Indemnifying Party agree to be liable for the payment of the Loss in question, and with the amount presented in the Notice of Direct Claim (or should the Indemnifying Party fail to respond to a Notice of Direct Claim within the term set forth in Section 9.3.2), the Direct Claim shall be construed as a notice of Loss for the purposes of this Agreement and, subject to provisions of this ARTICLE 9, the Indemnifying Party shall pay to the Indemnified Party the claimed indemnity.

9.3.2.2.  Disagreement by the Indemnifying Party. Should the Indemnifying Party respond that it is not liable for the claimed indemnity or that it does not agree with the amount of the Loss presented in the Notice of Direct Claim, then the Parties shall meet within 10 Business Days following the receipt of such notice by the Indemnified Party or the end of the 15 Business Day period for response mentioned in Section 9.3.2, whichever occurs first, to try to reach an agreement in good faith about the disputed portion of the amount of the Loss. If the Parties fail to reach an agreement on amicable terms about the Party that should bear the payment of such Loss within the term mentioned above, the dispute shall be subject to arbitration, pursuant to Section 10.1.

9.4. Third-Party Claim. If any Claim which may result in an indemnified Loss is brought against an Indemnified Party by a third party (including a Governmental Body) ("Third-Party Claim"), the Parties shall take the following actions:

9.4.1. Notice of Third-Party Claim. The Indemnified Party shall give the Indemnifying Party written notice with copy of all the documents related to such Claim and also containing a reference to the provisions of this Agreement pursuant to which such right of indemnification arises or is claimed ("Notice of Third-Party Claim") within 5 Business Days from the date it receives notice of the relevant Third-Party Claim, or within a period that allows the Indemnifying Party to have a term corresponding to one-third of the legal term established for the answer to or defense against such Third-Party Claim, whichever is shorter. Should the Indemnified Party fail to comply with its obligations hereunder (including failure to send the Notice of Third-Party Claim as set forth above), the Indemnifying Party shall only be exempted from any indemnity obligation with respect to such Third-Party Claim and all Losses arising therefrom if such failure of the Indemnified Party materially prejudices the defense of such Third-Party Claim.

9.4.2. Response of the Indemnifying Party. The Indemnifying Party shall respond to a Notice of Third-Party Claim within the period that ends before the beginning of the last one-third of the remaining legal term established for the answer to or defense against such Third-Party Claim, informing whether it agrees or disagrees with the content of the Notice of Third-Party Claim and the resulting obligation to indemnify. If the Indemnifying Party disagrees with the content of the Notice of Third-Party Claim or its resulting obligation to indemnify, or fails to respond to the Notice of Third-Party Claim as set forth above, the dispute about such obligation to indemnify with respect to the relevant Third-Party Claim and the Losses arising therefrom shall be subject to arbitration, pursuant to Section 10.1.

9.4.3. The Parties agree that the conduct and control the settlement and defense of a Third-Party Claim shall always be made by the applicable Indemnifying Party, provided that the Indemnified Party shall be entitled to acCompaniesany such settlement and defense by being informed of its status upon request to the Indemnifying Party.

9.5. Payment of Indemnification. Any payment for indemnification of Losses shall be made by the Indemnifying Party to the Indemnified Party within 15 Business Days from the receipt by the Indemnifying Party of a written notice informing that (i) a final and non-appealable decision was issued requesting payment of the applicable Loss under a Third-Party Claim, or settlement thereunder is reached under a final and non-appealable form, with respect to a Third-Party Claim with respect to which the applicable Indemnifying Party has agreed in writing with its obligation to indemnify and the amount payable as indemnification; (ii) a final and non-appealable decision is issued by arbitration under Section 10.1, whether with respect to a Direct Claim or a Third-Party Claim with respect to which the applicable Indemnifying Party has disagreed (or has missed to agree) with its obligation to indemnify or the amount payable as indemnification; or (iii) Indemnifying Party and Indemnified Party has agreed in writing about the indemnity liability of the Indemnifying Party and the amount payable as indemnification.

9.5.1. In the event of payment in full by an Indemnifying Party to an Indemnified Party in connection with any Claim ("Indemnified Claim"), such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner and (at such Indemnifying Party's cost and expense) in prosecuting any subrogated right or claim.

9.5.2. If any amount is effectively recovered and received (fully or partially) by the applicable Indemnified Party or its Affiliates with respect to a Loss, including under any insurance policy or otherwise reimbursed or paid by any third party, such amount shall be deducted from the amounts to be indemnified by the applicable Indemnifying Party. In the event any such recoveries is received by the Indemnified Party or its Affiliates after indemnification is paid by the Indemnifying Party, the former shall reimburse the latter for the full amount of such recoveries (to the extent recoveries do not exceed the indemnification paid by the Indemnifying Party) within 15 Business Days from its receipt by the Indemnified Party.

9.5.3. All indemnity claims made pursuant to this ARTICLE 9 shall be paid in immediately available funds to the bank account of the Indemnified Party.

9.5.4. The Parties expressly agree that their sole and exclusive monetary remedy for the events set forth in Sections 9.1 and 9.2 shall be the indemnification provisions of this ARTICLE 9.

9.6. Limitation on Liability. The obligation of the Parties to indemnify Losses under this Agreement shall be limited to the Purchase Price.

9.7. Late Payment. Should the Indemnifying Party fail to make payment of any amount owed under this ARTICLE 9 in a timely manner, the amount owed and unpaid shall be subject to indexation in accordance with the variation in the IPCA, at the smallest interval permitted by Law, together with interest at a rate of 1% per month, calculated pro rata die, from the date on which the amount became due and payable to the date on which the amount is effectively paid, and a late-payment fine of 2% of the amount owed.

ARTICLE 10 - Miscellaneous

10.1.  Dispute Resolution.

10.1.1.   In the event of any controversy, claim or dispute between the Parties arising out of or related to this Agreement ("Dispute"), any Party may submit any Dispute to arbitration.

10.1.2.   The arbitration shall be administered by the Center for Arbitration and Mediation of the International Chamber of Commerce (the "Chamber") in accordance with the Rules of the Chamber (the "Regulation"), in effect at the time of arbitration, except as they may be modified herein or by mutual agreement of the Parties. Notwithstanding the foregoing, the Arbitral Tribunal (as defined below) shall not rule based on equity (equidade).

10.1.3.   The arbitral tribunal shall be composed of (i) one arbitrator, if the Dispute involves an amount up to R$ 1,000,000.00 (one million Reais) or (ii) three arbitrators, if the Dispute involves an amount that exceeds R$ 1,000,000.00 (one million Reais) (the "Arbitral Tribunal"). The Party initiating the arbitration ("Claimant") shall appoint one arbitrator in its request for arbitration ("Arbitration Request"). The other party or parties shall appoint an arbitrator within 15 days of receipt of the Arbitration Request and shall notify the Claimant of such appointment in writing. The third arbitrator, who shall act as chairman of the arbitral tribunal, shall be appointed by the arbitrators appointed by the parties within 15 days from the acceptance of the position by the last arbitrator or, if this is not possible by any reason, by the Chamber, pursuant to the Regulation. If any of the arbitration parties does not appoint its respective arbitrator, as provided in this Section 10.1.3, any such non-appointed arbitrator shall be appointed by the Chamber, according to the Regulation.

10.1.4.   The arbitration shall be headquartered in the city of Sao Paulo, State of Sao Paulo, Brazil, and shall be conducted in Portuguese. The arbitration shall be processed and judged in accordance with the Brazilian laws.

10.1.5.   The Parties may only seek injunctions and other provisional remedies that are expressly subject to revision by the arbitral tribunal.

10.1.6.   Injunctions and other provisional remedies and/or enforcement actions, as applicable, may be required, at the option of the interested party (i) in the court with jurisdiction over the Parties and/or their assets; (ii) in the jurisdiction of the region of Sao Paulo, State of Sao Paulo, Brazil; or (iii) in an emergency arbitrator proceeding according to the Regulation. For any other legal remedies permitted by Law No. 9,307/96, the jurisdiction of the region of Sao Paulo, State of Sao Paulo, Brazil is exclusively chosen. Filing for any legal action permitted by Law No. 9,307/96 shall not be deemed a waiver of the rights set forth in this Section 10.1 or the arbitration as the only method of Dispute resolution between the Parties.

10.1.7.   The decisions of the arbitration shall be in writing and be final and binding for the parties to the arbitration. The arbitrators may establish the proportion based on which their fees, the attorneys' fees and other similar costs and expenses incurred with respect to the arbitration, shall be paid by the involved parties.

10.1.8.   Before the appointment of the arbitral tribunal in accordance with Section 10.1.3, any Party shall have the right to petition the Chamber to consolidate any simultaneous arbitration proceedings arising under this Agreement, and the Chamber shall (after affording the other Party a reasonable opportunity to respond to such request) issue a decision regarding such request in accordance with the Regulation. After the appointment of the arbitral tribunal in accordance with Section 10.1.3, any Party shall have the right to petition the arbitral tribunal to consolidate any simultaneous arbitration proceedings arising under this Agreement, and the arbitral tribunal shall (after affording the other Party a reasonable opportunity to respond to such request) issue a decision regarding such request in accordance with the Regulation. Notwithstanding anything in this Section 10.1.8 to the contrary, no separate arbitration proceedings shall be consolidated unless (i) such proceedings concern the same legal relationship; (ii) the arbitration sections in the relevant agreements are substantively identical in all material respects; and (iii) the consolidation will not result in undue prejudice to any of the Parties that could be avoided by maintaining separate arbitration proceedings. The rulings of the arbitral panel with respect to properly consolidated arbitration proceedings shall be binding upon all the Parties.

10.1.9.   The Parties shall, and shall cause their respective Representatives to, treat the arbitration as Confidential Information in accordance with the terms of Section 7.1 and shall not disclose the arbitration except (i) as permitted by Section 7.1; or (ii) as reasonably necessary to enforce an arbitral ruling by the arbitral panel hereunder; provided, however, that for purposes of this Section 10.1, the five year term contemplated by the first sentence of Section 7.1 shall not apply and instead such term shall survive for a period of two years following completion of any arbitral proceedings commenced hereunder.

10.1.10.  The provisions set forth in this Section 10.1 shall survive the termination or expiration of this Agreement.

10.2.  Enforcement; Specific Performance. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies may not be an adequate remedy for such damages if any party fails to perform in any material respect any of its obligations hereunder. Accordingly, the Parties agree that each of the Parties shall be entitled to seek an interdiction, injunction, specific performance or similar equitable relief restraining such Party from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other Party under this Agreement, with due regard to the provisions in articles 497 and 815 of the Brazilian Code of Civil Procedure, and to enforce specifically the terms and provisions of this Agreement in any of the courts in accordance with Section 10.1.1, this being in addition to any other remedy to which such party is entitled under this Agreement, at law or in equity. Each of the Parties hereby agrees not to raise any objections to the availability of, and hereby waives (a) any defense to the granting of an interdiction, injunction, specific performance or other equitable relief to prevent and restrain breaches or threatened breaches of this Agreement by such party or to specifically enforce the terms and provisions of this Agreement; and (b) any requirement to post any bond or other security in connection with any such order or injunction. For purposes of specific performance, the Parties confirm that this Agreement constitutes an extrajudicial enforcement document with regard to the provisions set forth in article 784 of the Brazilian Code of Civil Procedure.

10.3.  Notices. All notices, consents, requests and other communications required or permitted hereunder shall be in writing and delivered to the applicable Person in person, by recognized courier service, or by registered mail, e-mail or recognized express delivery service, in any case with proof of receipt, to the address and the individuals listed below or pursuant to such other instructions as may be designated by notice given in accordance with this Section by the party to receive such notice:

(a) if to Buyer, to:

Chris Sattler

Barao de Jaguaripe, 280, #501
Ipanema, Rio de Janeiro, RJ 22421-000
chris@energea.com

(b) if to Seller, to:

Mike Silvestrini

mike@energea.com

10.3.1.   Any notice, consent, request and other communication required or permitted hereunder shall be deemed to have been duly delivered (i) on the day of delivery if delivered in person; (ii) on the day they are received, if delivered by e-mail or courier service; or (iii) on the date that proof of receipt is issued, if sent by mail.

10.3.2.   All communication sent by e-mail shall be identified with the subject "[_]" and whatever addition the sender believes is appropriate.

10.4.  Entire Agreement. This Agreement contains the entire agreement among the Parties with respect to the Transaction and supersede all prior agreements, written or oral, with respect thereto.

10.5.  Business Autonomy. This Agreement derives from the negotiation autonomy of the Parties and its terms clearly and objectively reflect the effects intended by the Parties, and must therefore be interpreted, in accordance with articles 113, Paragraph 2, and 421-A, of the Brazilian Civil Code, and Law No. 13,874/2019.

10.6.  Waivers and Amendments. This Agreement may be amended, modified or supplemented and the terms hereof may be waived, only by a written instrument signed by Buyer and Seller or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Law.

10.7.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

10.8.  Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement is not assignable by any Party without the prior written consent of the other Party.

10.9.  Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

10.10.    Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument, provided, however, that at least one original of this Agreement shall be signed by all Parties hereto and contain all the original signature pages enclosed. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Share Purchase Agreement to be duly executed and delivered as of the date first set forth above.

ENERGEA PORTFOLIO 2, LLC, as Seller

By: MIKE SILVESTRINI

Name: Mike Silvestrini

Title: Manager

ENERGEA DO BRASIL PARTICIPACOES S.A., as Buyer

By: CHRIS SATTLER

Name: Chris Sattler

Title: Director

As Intervening-consenting Parties:

ENERGEA SALINAS GERACAO S.A.

By: CHRIS SATTLER

Name: Chris Sattler

Title: Director

ENERGEA PEDRINOPOLIS LTDA.

By: CHRIS SATTLER

Name: Chris Sattler

Title: Director

[SIGNATURE PAGE OF THE SHARE PURCHASE AGREEMENT AS OF APRIL 19TH, 2021, BY AND BETWEEN ENERGEA PORTFOLIO 2, LLC AND ENERGEA DO BRASIL PARTICIPACOES S.A.]